FOR IMMEDIATE RELEASE

            COURTSIDE ACQUISITION CORP. AFFILIATES ANNOUNCE PURCHASE PLAN

NEW YORK, NEW YORK, May 14, 2007 – Courtside Acquisition Corp. (“Courtside”) (AMEX: CRB) announced today that Richard D. Goldstein, Courtside’s Chairman of the Board and Chief Executive Officer, Bruce M. Greenwald, Courtside’s President, and an entity controlled by Oded Aboodi, Courtside’s Special Advisor, have entered into written plans to purchase an aggregate of 1,500,000 shares of common stock of Courtside pursuant to Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934. Rule 10b5-1 allows officers and directors of public companies, at a time they are not aware of material nonpublic information, to adopt predetermined plans for purchasing or selling shares without regard to any subsequent non-public information the individual may receive. Rule 10b-18 provides a safe harbor from potential liability for stock price manipulation in connection with repurchases by or on behalf of an issuer or an affiliated purchaser of an issuer of common equity of the issuer if repurchases on any given day are made in accordance with the manner, timing, price and volume limitations of the rule. Messrs. Goldstein and Greenwald will each purchase up to a maximum of 555,000 shares of common stock and an entity controlled by Mr. Aboodi will purchase up to a maximum of 390,000 shares of common stock. These purchases will take place from time to time commencing on the date hereof. As previously announced, Courtside has entered into an Asset Purchase Agreement with American Community Newspapers LLC (“ACN”) providing for the purchase by Courtside (or a subsidiary of Courtside to be formed for such purchase) of substantially all of ACN’s assets and the assumption by Courtside (or such subsidiary, without the release of Courtside from its obligations) of certain of ACN’s liabilities.

About Courtside

Courtside is a blank check company organized as a corporation under the laws of the State of Delaware on March 18, 2005. It was formed to effect a business combination with an unidentified operating business. In July 2005, it consummated an IPO of its equity securities, from which it derived net proceeds of approximately $75.7, including proceeds from the exercise of the underwriters’ over-allotment option. As of March 31, 2007, Courtside held approximately $77.7 million in a trust account maintained by an independent trustee, which will be released to Courtside upon consummation of the acquisition of ACN.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Courtside. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Courtside’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The information set forth herein should be read in light of such risks. Courtside does not assume any obligation to update the information contained in this press release.

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For more information, please contact Corey Kinger or Jonathan Schaffer, both of Brainerd Communicators, Inc. at (212) 986-6667.